TURBOSONIC TECHNOLOGIES ANNOUNCES $1.15 MILLION FINANCING
Funding Proceeds to Accelerate Foreign Business Development and Support Company Growth

For Immediate Release
Waterloo, Ontario, Canada
April 24, 2006

TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technologies, today announced it has raised $1,150,000 through a private placement of its equity securities with two institutional investors that specialize in energy and environmental investing. The investors have acquired 1,000,000 shares of the Company's common stock together with three-year warrants to purchase an additional 500,000 shares of common stock at an exercise price of $1.40 per share. The purchase price represented almost a 10% premium to the public market price of $1.05 per share when the transaction was negotiated, with the warrant exercise price at a 20% premium over the negotiated purchase price.

The net proceeds of the offering will be used to accelerate TurboSonic's foreign market development, and R&D program in addition to general corporate working capital. The financing was completed with TurboSonic's investment banker, Capstone Investments, acting as agent. "We are encouraged by the confidence that has been placed in TurboSonic's management in negotiating this above market placement," stated Edward Spink, TurboSonic's Chairman and CEO.

Edward Spink further stated, "Innovation has allowed us to maintain technical leadership in our industry. TurboSonic's R&D program will continue its emphasis on developing and patenting technological advances. In addition, we will continue to focus on product cost reductions. The international environmental market represents a significant opportunity for our Company and its shareholders. Increasing international efforts in promoting regulatory programs to effectively combat air pollution have led to a growing contribution to TurboSonic's revenues from customers outside Canada and the US. Additionally, the funding will further ensure that we have the necessary working capital to support our anticipated growth."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the, Cement and Mineral Processing, Ethanol, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries comfortably meet the strictest emissions regulations, improve performance, reduce operating costs and recover valuable by-products where possible.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-KSB and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

TurboSonic Technologies, Inc.
Patrick Forde, President
550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
Fax: (519) 885-6992
info@turbosonic.com
www.turbosonic.com

www.turbosonic.com